Exhibit (l)

March 19, 2013

Salient Alternative Strategies I Fund

4265 San Felipe, Suite 800

Houston, TX 77027

Dear Sirs or Madams:

This opinion is furnished in connection with the offering by Salient Alternative Strategies I Fund, a Delaware statutory trust (“Fund”), of 28,418,078 shares of beneficial interest, par value of $0.001 per share (“Shares”), under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a registration statement on Form N-2, as amended (“Registration Statement”), in the amounts set forth on the facing page of the Registration Statement. The Shares represent shares of beneficial interest that were previously registered on Form N-2 (Reg. No. 333-164751) and that are being carried forward by this filing as permitted by Rule 415 (a)(6) and Rule 457 (p) under the Securities Act.

As counsel for the Fund, we are familiar with the proceedings taken by it in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Agreement and Declaration of Trust of the Fund, the By-Laws of the Fund, and such other documents as we have deemed relevant to the matters referred to in this opinion.

Based upon the foregoing, we are of the opinion that the Shares, upon issuance and sale in the manner referred to in the Registration Statement, will be legally issued, fully paid and non-assessable (except as described in the Registration Statement) shares of beneficial interest of the Fund.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof.

Very truly yours,

/s/ K&L Gates LLP